Exhibit 99.1

Tribune Publishing CFO John Bode to Leave Company

Sandra J. Martin, SVP Corporate Finance & Investor Relations, Appointed Interim CFO

CHICAGO, Jan. 20, 2015 — Tribune Publishing Company today announced that John Bode, Executive Vice President and Chief Financial Officer, is leaving the Company by mutual agreement to pursue other business opportunities. An executive search for a Chief Financial Officer is underway, and Bode will be available as a consultant during the transition period until a successor is named.

Sandra J. Martin, the Company’s Senior Vice President of Corporate Finance and Investor Relations, has been appointed interim CFO. She will report to Jack Griffin, CEO of Tribune Publishing.

“John was instrumental in helping establish Tribune Publishing as a stand-alone public Company,” said Griffin. “We thank John for his significant contributions to the Company and we wish him the best of luck in his future endeavors.”

“Tribune Publishing is a terrific company well-positioned for the future,” Bode said. “I was proud to help guide the Company through its successful separation last year, and now is the right time to hand over the reins to a new CFO who can help the Company further achieve its objectives.”

Bode was appointed CFO of the publishing unit of Tribune Company in September 2013 and oversaw the successful separation of Tribune Publishing in August 2014.

Martin, who joined the Company in Spring 2014, has considerable public accounting and public company financial management experience. Martin has previously served as the Chief Financial Officer for Entech Solar and as the Vice President and Corporate Controller for Belo Corp. She is also a Certified Public Accountant.

ABOUT TRIBUNE PUBLISHING

Tribune Publishing Company (NYSE: TPUB) is a diversified media and marketing solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The Company’s diverse portfolio of iconic news and information brands includes 10 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including: Los Angeles; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy and El Sentinel, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing is headquartered in Chicago. For more information, please visit www.tribpub.com.

Contacts:

Matthew Hutchison

Tribune Publishing

312-222-3305

matt.hutchison@tribpub.com

Dana Meyer

Tribune Publishing

312-222-3308

dmeyer@tribpub.com

Jeff Zilka

Edelman

312-240-3389

jeff.zilka@edelman.com